Exhibit 99.1
Lennox International chairman announces his retirement; other changes to board announced
     (DALLAS, January 30) — Following a meeting of the board governance committee of the board of directors for Lennox International Inc. (NYSE: LII), the company announced that John W. Norris, Jr., chairman, has advised the board of his retirement effective July 21, 2006. The committee adopted a resolution recommending the board of directors elect Richard L. Thompson, current vice chairman, to succeed Mr. Norris as chairman.
     David V. Brown, director since 1989, also advised the board of his retirement effective the day of the LII annual shareholders meeting, scheduled for April 20, 2006. The committee also accepted the resignation of Walden (Wally) O’Dell, director since 2003. A search will be initiated for candidates to replace the director positions left vacant by Mr. Norris, Mr. Brown, and Mr. O’Dell.
     “We wish John and his family the very best for his retirement after his historic career in our industry and long service to our board,” said Bob Schjerven, chief executive officer. “We also thank David for his devoted service for many years, and wish Wally the best in his future endeavors.
     “While we will miss working with John, we look forward to the opportunity to continue benefiting from Rich Thompson’s experience and leadership.”
     Richard L. Thompson, vice chairman since February 28, 2005 and LII board member since 1993, is a former group president for Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Thompson also serves as a director for Gardner Denver, Inc., a manufacturer of air compressors, blowers, and petroleum pumps; and for NiSource Inc., a natural gas and electric utility. He is also a former director of the National Association of Manufacturers, the nation’s largest industrial trade association, and Proctor Community Hospital in Peoria, Illinois.
     Elected chairman of the board of directors in 1991, John W. Norris has served as a director since 1966. After joining Lennox in 1960 and serving in a variety of management positions, Mr. Norris became president in 1977 and was appointed president and chief executive officer in 1980. He became chairman and chief executive officer in 1991, serving in those roles until 2001. Mr. Norris is on the board of directors of the Air-Conditioning & Refrigeration Institute, of which he was chairman in 1986. He is also an active board member of the Gas Appliance Manufacturers Association, where he was Chairman in 1980-1981. He is a past chairman of The Nature Conservancy of Texas board of trustees and also serves as a director of AmerUs Group Co., a life insurance and annuity company. Mr. Norris was honored with the Air Conditioning and Refrigeration Institute (ARI) Lifetime Achievement Award in 2001.
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.